CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


    We consent to the references to our firm in the Post-Effective Amendments No. 79 and No. 94 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated June 21, 1999 on the financial statements and financial highlights of Titan Financial Services Fund, a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 1999 Annual Report to Shareholders which is incorporated by reference in the Registration Statement.


                                             /s/ Tait,Weller & Baker

                                                 TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
January 19, 2000